Exhibit 99.1

IAC REPORTS Q2 2021 – Q2 REVENUE INCREASES 26% TO $830 MILLION

NEW YORK— August 4, 2021—IAC (NASDAQ: IAC) released its second quarter results today and separately posted a letter to shareholders from IAC CEO Joey Levin on the Investor Relations section of its website at ir.iac.com.

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q2 2021	Q2 2020	Growth
Revenue	$829.5	$659.0	26%
Operating loss	(28.4)	(97.4)	71%
Net earnings (loss)	194.8	(96.1)	NM
Diluted EPS	2.02	(1.13)	NM
Adjusted EBITDA	26.4	19.7	34%

See reconciliations of GAAP to non-GAAP measures beginning on page 11.

Q2 2021 HIGHLIGHTS

•	IAC completed the Spin-off of Vimeo on May 25, 2021 and, accordingly, the results of Vimeo are treated as discontinued operations.

•	The year-over-over improvement in Net earnings and Diluted EPS for Q2 2021 was due primarily to a $210 million after-tax unrealized gain related to our investment in MGM Resorts International.

•	Angi Inc. revenue increased 12% year-over-year to $421 million, the third consecutive quarter of double-digit growth.

o	Angi Services (pre-priced offerings) revenue was $73 million in Q2 2021, increasing 127% year-over-year.

o	Marketplace Transacting Service Professionals increased 16% year-over-year to a record high of 225,000. Marketplace Monetized Transactions increased 11% year-over-year to over 5 million.

•	Dotdash revenue increased 64% year-over-year to $73 million, accelerating from 48% in Q1 2021. Operating income increased 150% to $19 million and Adjusted EBITDA increased 70% to $21 million.

•	Search operating income and Adjusted EBITDA were $26 million.

•	Emerging & Other revenue increased 40% to $152 million, including $78 million from Care.com.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q2 2021	Q2 2020	Growth
Revenue
Angi Inc.	$421.0	$375.1	12%
Dotdash	73.3	44.6	64%
Search	183.6	131.3	40%
Emerging & Other	151.7	108.1	40%
Inter-segment eliminations	(0.0)	(0.0)	15%
Total Revenue	$829.5	$659.0	26%
Operating (loss) income
Angi Inc.	$(32.7)	$17.6	NM
Dotdash	19.2	7.7	150%
Search	25.7	8.8	192%
Emerging & Other	(2.7)	(9.0)	70%
Corporate	(37.8)	(122.6)	69%
Total Operating loss	$(28.4)	$(97.4)	71%
Adjusted EBITDA
Angi Inc.	$(4.4)	$57.9	NM
Dotdash	20.5	12.1	70%
Search	25.7	9.4	172%
Emerging & Other	6.9	(2.6)	NM
Corporate	(22.3)	(57.2)	61%
Total Adjusted EBITDA	$26.4	$19.7	34%

Please refer to the IAC Q2 2021 shareholder letter for July 2021 monthly metrics.

Angi Inc.

Please refer to the Angi Inc. Q2 2021 earnings release for further detail.

Dotdash

•	Revenue increased 64% to $73.3 million due to 69% higher Display Advertising revenue and 58% higher Performance Marketing revenue.

•	Operating income increased 150% to $19.2 million due primarily to Adjusted EBITDA increasing 70% to $20.5 million.

Search

•	Revenue increased 40% to $183.6 million due to a 72% increase at Ask Media Group, partially offset by a 24% decrease at Desktop.

•	Operating income increased $16.9 million to $25.7 million due to Adjusted EBITDA increasing $16.2 million to $25.7 million driven by the higher Ask Media Group revenue and lower Desktop marketing.

Emerging & Other

•	Revenue increased to $151.7 million, a 40% increase year-over-year, due primarily to:

o	Care.com revenue increasing to $78.2 million from $48.0 million in Q2 2020 due partially to the addition of LifeCare (acquired in October 2020)

o	6% growth at Mosaic Group to $51.7 million (ending Q2 2021 with 3.7 million subscribers)

o	Growth from Bluecrew, The Daily Beast and Vivian Health

•	Operating loss decreased $6.3 million to $2.7 million reflecting:

o	Adjusted EBITDA of $6.9 million as compared to a loss of $2.6 million in Q2 2020 due primarily to profits at Care.com (Q2 2020 results included $6.8 million of transaction-related items) as well as higher profits at IAC Films and Mosaic Group

o	Partially offset by a $2.6 million increase in amortization of intangibles due to LifeCare

Corporate

Operating loss decreased $84.7 million to $37.8 million due to:

•	$48.6 million lower stock-based compensation expense due primarily to $51.4 million in modification charges related to the Match Group separation in the prior year.

•	$34.9 million lower Adjusted EBITDA losses due primarily to the $25.0 million IAC Fellows endowment and $11.2 million in costs related to the Match Group separation in the prior year.

Income Taxes

The Company recorded an income tax provision of $87.8 million in Q2 2021 for an effective tax rate of 30%, which is higher than the statutory rate due primarily to an increase in net deferred tax liabilities as a result of the Vimeo Spin-off. The Company recorded an income tax benefit of $34.4 million in Q2 2020 due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards.

Free Cash Flow

For the six months ended June 30, 2021, net cash provided by operating activities attributable to continuing operations increased $110.7 million to $177.0 million and Free Cash Flow increased $98.3 million to $137.6 million due primarily to higher Adjusted EBITDA and favorable working capital, partially offset by higher capital expenditures.

	Six Months Ended June 30,
($ in millions, rounding differences may occur)	2021	2020
Net cash provided by operating activities attributable to continuing operations	$177.0	$66.3
Capital expenditures	(39.4)	(27.0)
Free Cash Flow	$137.6	$39.3

VIDEO CONFERENCE CALL

IAC and Angi Inc. will live stream a joint video conference to answer questions regarding their second quarter results on Thursday, August 5, 2021, at 8:30 a.m. Eastern Time. This live stream will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC and Angi Inc.’s business. The live stream will be open to the public at ir.iac.com or ir.angi.com.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2021:

•	IAC had 89.2 million common and Class B common shares outstanding.

•	The Company had $3.5 billion in cash and cash equivalents and marketable securities of which IAC held $2.9 billion and Angi Inc. held $584 million.

•	The Company had $500 million in long-term debt, all of which was held at ANGI Group, LLC (a subsidiary of Angi Inc.).

•	IAC’s economic interest in Angi Inc. was 84.1% and IAC’s voting interest was 98.1%. IAC held 424.6 million shares of Angi Inc.

•	IAC owned 59 million shares of MGM Resorts International (which is included in long-term investments).

ANGI Group, LLC had a $250 million revolving credit facility which was terminated on August 3, 2021 (no borrowings were then outstanding).

IAC has 8.0 million shares remaining in its stock repurchase authorization.

Between May 7, 2021 and August 3, 2021, Angi Inc. repurchased 0.7 million Class A common shares at an average price of $11.71. Angi Inc. has 18.1 million shares remaining in its stock repurchase authorization.

IAC and Angi Inc. may purchase their shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

OPERATING METRICS

(rounding differences may occur)

	Q2 2021	Q2 2020	Growth
Angi Inc.

Revenue ($ in millions)
Marketplace	$327.6	$293.2	12%
Advertising and Other	72.3	64.2	13%
Total North America	$399.9	$357.4	12%
Europe	21.0	17.6	19%
Total Revenue	$421.0	$375.1	12%

Angi Services (included in Marketplace above)	$72.8	$32.1	127%

Marketplace Service Requests (in thousands)	9,419	9,381	0%
Marketplace Monetized Transactions (in thousands)	5,006	4,514	11%
Marketplace Revenue per Monetized Transaction	$65	$65	1%
Marketplace Transacting Service Professionals (in thousands)	225	194	16%
Marketplace Revenue per Transacting Service Professional	$1,456	$1,509	-4%
Advertising Service Professionals (in thousands)	40	37	6%

Dotdash
Revenue ($ in millions)
Display Advertising	$44.9	$26.6	69%
Performance Marketing	28.4	18.0	58%
Total Revenue	$73.3	$44.6	64%

Search
Revenue ($ in millions)
Ask Media Group	$150.2	$87.4	72%
Desktop	33.4	43.9	-24%
Total Revenue	$183.6	$131.3	40%

See metric definitions below

DILUTIVE SECURITIES

IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	7/30/21	Dilution at:
Share Price			$137.29	$140.00	$145.00	$150.00	$155.00

Absolute Shares as of 7/30/21	86.2		86.2	86.2	86.2	86.2	86.2

Restricted stock, RSUs and non-publicy traded subsidiary denominated equity awards	5.3		1.1	1.1	1.2	1.2	1.2
Options	3.8	$14.05	0.9	0.9	0.9	0.9	0.9
Total Dilution			2.0	2.0	2.1	2.1	2.1
% Dilution			2.3%	2.3%	2.3%	2.4%	2.4%
Total Diluted Shares Outstanding			88.3	88.3	88.3	88.3	88.3

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were settled on July 30, 2021, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $517.8 million (of which approximately 50% would be payable for awards currently vested and those vested on or before June 30, 2022) assuming a stock price of $137.29 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at June 30, 2021. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.

Angi Inc. Equity Awards and the Treatment of the Related Dilutive Effect

Certain Angi Inc. equity awards can be settled either in IAC or Angi Inc. common shares at IAC’s election. For purposes of the dilution calculation above, these awards are assumed to be settled in shares of Angi Inc. common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$829,547	$659,027	$1,616,117	$1,286,243
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	250,207	155,846	471,024	316,966
Selling and marketing expense	341,035	282,645	653,573	566,162
General and administrative expense	174,711	231,753	337,871	393,070
Product development expense	61,266	46,338	122,526	93,450
Depreciation	17,112	16,502	36,298	31,936
Amortization of intangibles	13,636	23,388	30,475	66,024
Goodwill impairment	-	-	-	211,973
Total operating costs and expenses	857,967	756,472	1,651,767	1,679,581
Operating loss	(28,420)	(97,445)	(35,650)	(393,338)
Interest expense	(5,814)	(1,555)	(12,431)	(3,772)
Unrealized gain (loss) on investment in MGM Resorts International	275,098	(24,718)	657,638	(24,718)
Other income (expense), net	50,286	3,311	53,849	(54,077)
Earnings (loss) from continuing operations before income taxes	291,150	(120,407)	663,406	(475,905)
Income tax (provision) benefit	(87,825)	34,403	(141,136)	71,380
Earnings (loss) from continuing operations	203,325	(86,004)	522,270	(404,525)
Loss from discontinued operations, net of tax	(11,787)	(8,060)	(1,831)	(20,110)
Net earnings (loss)	191,538	(94,064)	520,439	(424,635)
Net loss (earnings) attributable to noncontrolling interests	3,219	(2,053)	3,446	319
Net earnings (loss) attributable to IAC shareholders	$194,757	$(96,117)	$523,885	$(424,316)

Per share information from continuing operations:
Basic earnings (loss) per share from continuing operations	$2.31	$(1.04)	$5.91	$(4.75)
Diluted earnings (loss) per share from continuing operations	$2.14	$(1.04)	$5.49	$(4.75)

Per share information attributable to IAC shareholders:
Basic earnings (loss) per share	$2.18	$(1.13)	$5.88	$(4.98)
Diluted earnings (loss) per share	$2.02	$(1.13)	$5.47	$(4.98)

Stock-based compensation expense by function:
Cost of revenue	$22	$90	$34	$103
Selling and marketing expense	1,101	957	2,317	2,076
General and administrative expense	21,189	75,685	36,933	108,151
Product development expense	1,739	1,129	3,082	2,910
Total stock-based compensation expense	$24,051	$77,861	$42,366	$113,240

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	June 30,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$3,476,071	3,366,176
Marketable securities	10,810	224,979
Accounts receivable, net	256,134	257,668
Other current assets	145,752	140,022
Current assets of discontinued operations	-	130,477
Total current assets	3,888,767	4,119,322

Building, capitalized software, leasehold improvements and equipment, net	273,555	274,930
Goodwill	1,636,822	1,660,102
Intangible assets, net	363,480	394,986
Investment in MGM Resorts International	2,517,796	1,860,158
Long-term investments	305,589	297,643
Other non-current assets	302,567	288,021
Non-current assets of discontinued operations	-	266,547
TOTAL ASSETS	$9,288,576	9,161,709

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable, trade	$116,230	$88,849
Deferred revenue	148,048	137,658
Accrued expenses and other current liabilities	378,398	340,406
Current liabilities of discontinued operations	-	183,988
Total current liabilities	642,676	750,901

Long-term debt, net	494,195	712,277
Income taxes payable	295	6,444
Deferred income taxes	171,800	78,789
Other long-term liabilities	210,269	227,406
Non-current liabilities for discontinued operations	-	2,972

Redeemable noncontrolling interests	24,193	231,992

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common Stock	8	83
Class B common stock	1	6
Additional paid-in capital	6,341,667	5,909,614
Retained earnings	831,489	694,042
Accumulated other comprehensive income (loss)	5,686	(6,170)
Total IAC shareholders' equity	7,178,851	6,597,575
Noncontrolling interests	566,297	553,353
Total shareholders' equity	7,745,148	7,150,928
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$9,288,576	9,161,709

IAC CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

($ in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities attributable to continuing operations:
Net earnings (loss)	$520,439	$(424,635)
Less: loss from discontinued operations, net of tax	(1,831)	(20,110)
Net earnings (loss) from continuing operations	522,270	(404,525)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	42,366	113,240
Amortization of intangibles	30,475	66,024
Depreciation	36,298	31,936
Provision for credit losses	42,710	40,278
Goodwill impairment	-	211,973
Deferred income taxes	143,646	(43,557)
Unrealized (gain) loss on investment in MGM Resorts International	(657,638)	24,718
(Gains) losses on investments in equity securities, net	(12,167)	51,473
Unrealized (increase) decrease in the estimated fair value of a warrant	(55,256)	1,416
Other adjustments, net	31,585	7,890
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(40,671)	(41,024)
Other assets	38,844	(10,746)
Accounts payable and other liabilities	47,797	7,054
Income taxes payable and receivable	(8,550)	(5,302)
Deferred revenue	15,276	15,450
Net cash provided by operating activities attributable to continuing operations	176,985	66,298
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	-	(529,272)
Capital expenditures	(39,425)	(26,994)
Proceeds from maturities of marketable debt securities	225,000	50,000
Purchases of marketable securities	-	(74,972)
Cash distribution related to the Spin-off of IAC's investment in Vimeo	(333,184)	-
Net proceeds from the sale of businesses and investments	2,151	14,784
Purchases of investment in MGM Resorts International	-	(414,514)
Purchases of investments	(7,179)	-
Decrease in notes receivable—related party	-	54,828
Other, net	(1,283)	(7,137)
Net cash used in investing activities attributable to continuing operations	(153,920)	(933,277)
Cash flows from financing activities attributable to continuing operations:
Principal payments on ANGI Group Term Loan	(220,000)	(6,875)
Purchase of Angi Inc. treasury stock	(5,637)	(54,400)
Proceeds from the exercise of IAC stock options	1,496	-
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(26,276)	-
Withholding taxes paid on behalf of Angi Inc. employees on net settled stock-based awards	(54,596)	(11,494)
Purchase of noncontrolling interests	(24,085)	(3,165)
Cash merger consideration paid by Old IAC in connection with the Separation	-	837,913
Transfers from Old IAC for periods prior to the MTCH Separation	-	1,706,479
Other, net	(317)	(466)
Net cash (used in) provided by financing activities attributable to continuing operations	(329,415)	2,467,992
Total cash (used in) provided by continuing operations	(306,350)	1,601,013
Net cash provided by operating activities attributable to discontinued operations	18,053	8,584
Net cash provided by (used in) investing activities attributable to discontinued operations	7,602	(335)
Net cash provided by financing activities attributable to discontinued operations	293,577	-
Total cash provided by discontinued operations	319,232	8,249
Effect of exchange rate changes on cash and cash equivalents and restricted cash	648	(1,245)
Net increase in cash and cash equivalents and restricted cash	13,530	1,608,017
Cash and cash equivalents and restricted cash at beginning of period	3,477,110	840,732
Cash and cash equivalents and restricted cash at end of period	$3,490,640	2,448,749

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA

	For the three months ended June 30, 2021
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Angi Inc.	$(32.7)	$9.5	$15.1	$3.7	$(4.4)
Dotdash	19.2	-	0.6	0.7	20.5
Search	25.7	-	-	-	25.7
Emerging & Other	(2.7)	-	0.4	9.2	6.9
Corporate	(37.8)	14.5	1.1	-	(22.3)
Total	$(28.4)	$24.1	$17.1	$13.6	$26.4

	For the three months ended June 30, 2020
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Angi Inc.	$17.6	$14.8	$12.6	$13.0	$-	$57.9
Dotdash	7.7	-	0.6	3.8	-	12.1
Search	8.8	-	0.7	-	-	9.4
Emerging & Other	(9.0)	-	0.4	6.6	(0.6)	(2.6)
Corporate	(122.6)	63.1	2.3	-	-	(57.2)
Total	$(97.4)	$77.9	$16.5	$23.4	$(0.6)	$19.7

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA (continued)

	For the six months ended June 30, 2021
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Angi Inc.	$(32.6)	$11.6	$31.0	$8.8	$18.7
Dotdash	37.3	-	1.2	2.0	40.5
Search	44.0	-	-	-	44.1
Emerging & Other	(1.7)	0.1	0.8	19.7	18.9
Corporate	(82.7)	30.7	3.3	-	(48.6)
Total	$(35.6)	$42.4	$36.3	$30.5	$73.5

	For the six months ended June 30, 2020
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
Angi Inc.	$1.3	$40.3	$24.7	$26.0	$-	$-	$92.3
Dotdash	10.1	-	0.8	8.2	-	-	19.1
Search	(211.8)	-	1.0	21.4	-	212.0	22.6
Emerging & Other	(26.9)	0.1	0.7	10.5	(6.9)	-	(22.6)
Corporate	(166.1)	72.9	4.8	-	-	-	(88.5)
Total	$(393.3)	$113.2	$31.9	$66.0	$(6.9)	$212.0	$22.9

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, both of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, however, should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

IAC PRINCIPLES OF FINANCIAL REPORTING (continued)

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans and expense related to awards issued by certain subsidiaries of the Company. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  The Company is currently settling all stock-based awards on a net basis; IAC remits the required tax-withholding amounts for net-settled awards from its current funds.

Please see page 7 for a summary of our dilutive securities, including stock-based awards as of July 30, 2021 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our building, capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as technology, service professional relationships, customer lists and user base, memberships, trade names and content, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions

Angi Inc.

Marketplace Revenue - Primarily reflects domestic marketplace revenue, including consumer connection revenue for consumer matches, revenue from Angi Services offerings sourced through marketplace platforms and membership subscription revenue from service professionals.

Advertising and Other Revenue - Primarily includes revenue from service professionals under contract for advertising and membership subscription fees from consumers.

Angi Services Revenue – Reflects the Company’s pre-priced offerings by which the consumer purchases services directly from Angi Inc. and Angi Inc. engages a service professional to perform the service. This will include the Total Home Roofing acquisition which closed on July 1, 2021.

Marketplace Service Requests - Fully completed and submitted domestic customer service requests and includes Angi Services requests sourced through marketplace platforms in the period.

Marketplace Monetized Transactions - Fully completed and submitted domestic customer service requests that were matched and paid for by a service professional and includes completed and in-process Angi Services jobs sourced through marketplace platforms in the period.

Marketplace Revenue per Monetized Transaction – Quarterly Marketplace Revenue divided by Marketplace Monetized Transactions.

Marketplace Transacting Service Professionals - The number of marketplace service professionals that paid for consumer matches or performed an Angi Services job sourced through the marketplace platforms in the quarter.

Marketplace Revenue per Transacting Service Professional – Quarterly Marketplace Revenue divided by Marketplace Transacting Service Professionals.

Advertising Service Professionals - The number of service professionals under contract for advertising at the end of the period.

Dotdash

Display Advertising Revenue – Primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

Performance Marketing Revenue - Primarily includes affiliate commerce and performance marketing commissions generated when consumers are directed from our properties to third-party service providers. Affiliate commerce commissions are generated when a consumer completes a transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-new account basis.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the IAC and Angi Inc. live stream, which will be held at 8:30 a.m. Eastern Time on Thursday, August 5, 2021 (with IAC executives participating to answer questions regarding IAC), may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, including the possibility of separating Vimeo from IAC, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to market our products and services in a successful and cost-effective manner, (ii) the display of links to websites offering our products and services in a prominent manner in search results, (iii) changes in our relationship with (or policies implemented by) Google, (iv) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores and social media platforms, (v) the failure or delay of the markets and industries in which our businesses operate to migrate online and the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) our ability to establish and maintain relationships with quality and trustworthy service professionals and caregivers, (viii) the ability of Angi Inc. to successfully implement its brand initiative (which could involve substantial costs, including as a result of a continued negative impact on its organic search placement) and expand Angi Services (its pre-priced offerings), (ix) our ability to engage directly with users, subscribers, consumers, service professionals and caregivers directly on a timely basis, (x) our ability to access, collect and use personal data about our users and subscribers, (xi) the ability of our Chairman and Senior Executive, certain members of his family and our Chief Executive Officer to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xii) our inability to freely access the cash of Angi Inc. and its subsidiaries, (xiii) dilution with respect to our investment in Angi Inc., (xiv) our ability to compete, (xv) adverse economic events or trends (particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, (xvi) our ability to build, maintain and/or enhance our various brands, (xvii) the impact of the COVID-19 outbreak on our businesses, (xviii) our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information, as well as cyberattacks experienced by third parties, (xix) the occurrence of data security breaches and/or fraud, (xx) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxi) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business), (xxii) changes in key personnel and (xxiii) the risks inherent in the completed separation of Vimeo, Inc. from our other businesses, including (among others) uncertainties related to whether the expected benefits of the transaction will be realized (on the anticipated timeline or at all), any litigation arising out of or relating to the transaction, the expected tax treatment of the transaction and the impact of the transaction on our remaining businesses. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC over two decades ago have emerged 11 public companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC today has majority ownership of Angi Inc., which also includes HomeAdvisor Powered by Angi and Handy, and operates Dotdash and Care.com, among many others. The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Contact Us

IAC/Angi Inc. Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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